UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2024

HANOVER BANCORP, INC.

(Exact name of registrant as specified in its charter)

New York	001-41384	81-3324480
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 East Jericho Turnpike, Mineola, New York	11501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 548-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock	HNVR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement

On July 18, 2024, the Registrant entered into an Employment Agreement (the “Employment Agreement”) with Lance P. Burke, the Registrant’s Executive Vice President and Chief Financial Officer. The details of the Employment Agreement are set forth herein at Item 5.02. The Employment Agreement replaces the Change in Control Agreement between Mr. Burke and the Registrant.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On July 18, 2024, the Registrant entered into an Employment Agreement with Lance P. Burke, the Registrant’s Executive Vice President and Chief Financial Officer (the “Employment Agreement”).

Pursuant to the Employment Agreement, Mr. Burke will receive an annual base salary of $350,000, subject to annual review by the Board of Directors or a committee thereof (collectively, the “Board”). Mr. Burke is also entitled to participate in any other employee benefit or retirement plans offered by Registrant to its employees generally or to its officers or other executive officers. Mr. Burke is further entitled pursuant to the Employment Agreement to reimbursement for reasonable business expenses incurred in the performance of his duties, and an automobile allowance of up to $800 per month.

The term of the Employment Agreement is three (3) years. However, unless either party gives written notice at least ninety (90) days but not more than 120 days prior to the anniversary of the July 18, 2024 effective date, the Employment Agreement shall renew for one (1) additional year on each such anniversary and such extended period shall be deemed to be included within the term.

Mr. Burke’s employment may be terminated at any time for “cause” as defined in the Employment Agreement, or without “cause.” In the event that the Registrant terminates Mr. Burke’s employment for “cause”, Mr. Burke will not be entitled to any further benefit or compensation under the agreement.

In the event that Mr. Burke is terminated without “cause”, or if Mr. Burke terminates his employment under certain circumstances set forth in the Employment Agreement, he is entitled to receive a lump sum severance payment equal to the sum of the following amounts: (A) his then current annual base salary, as calculated pursuant to the Employment Agreement, (B) the highest cash bonus payment paid to Mr. Burke over the prior three years, and (C) the annual total automobile allowance paid to Mr. Burke. Mr. Burke will also continue to receive hospital, health, medical and life insurance benefits to which he had been entitled at the date of termination for a 1 year period, unless and until Mr. Burke obtains new employment during such period and such new employment provides for such benefits to be provided to Mr. Burke.

In addition, upon a change of control, as such is defined in the Employment Agreement, Mr. Burke is entitled to payment equal to: (A) his then current annual base salary, as calculated pursuant to the Employment Agreement, (B) the highest cash bonus payment paid to Mr. Burke over the prior three years, and (C) the annual total automobile allowance paid to Mr. Burke, multiplied by two (2). This amount is subject to reduction in the event that such payment would constitute an “excess parachute payment” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, or any successor thereto, to an amount $1.00 less than such threshold, provided that after such cutback, Mr. Burke would receive a greater net payment than he would if no cutback occurred. Otherwise, Mr. Burke would be entitled to the entire payment provided for under the Employment Agreement.

All payments resulting from a termination without cause or a change in control are subject to Mr. Burke executing and delivering to the Registrant a general release of claims in favor of the Registrant, its subsidiaries and affiliates, and their respective officers, directors, shareholders, and related parties.

Mr. Burke is also subject to a standard and customary confidentiality and non-solicitation clauses with the Registrant.

A copy of the Employment Agreement is annexed hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following Exhibits are furnished as part of this report:

Exhibit Number	Description

Exhibit 10.1	Employment Agreement with Lance P. Burke dated as of July 18, 2024
Exhibit 104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER BANCORP, INC.

Date: July 22, 2024	By:	/s/ Lance P. Burke
Lance P. Burke
Executive Vice President & Chief Financial Officer
(Principal Financial Officer)